EXHIBIT 2.2


                                 PLAN OF MERGER

                                       OF

              SENTRY TECHNOLOGY CORPORATION, a Delaware corporation

                                  WITH AND INTO

                KNOGO NORTH AMERICA INC., a Delaware Corporation



     Background
     ----------

     WHEREAS, Knogo North America Inc. (the "Knogo") was originally incorporated as a business corporation under the laws of the State of Delaware on October 8, 1996, with the registered address of c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801; and

     WHEREAS, Sentry Technology Corporation ("Sentry") was originally incorporated as a business corporation under the laws of the State of Delaware on October 8, 1996 with the registered address of c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801; and

     WHEREAS, it has been proposed that Sentry be merged with and into Knogo pursuant to the Delaware General Corporation Law, Title 8, Section 253, and this Plan of Merger, subject to the approval of this Plan of Merger by the board of directors and stockholders of Knogo and the board of directors and stockholders of Sentry.


     Terms
     -----

     1.     Merger and Change of Name.  Upon the Effective Date (as defined in
            -------------------------
Section 6.2 below) of the merger, Sentry shall be merged with and into Knogo and, thereafter, the separate existence of Sentry shall cease and Knogo shall continue in existence under and subject to the laws of the State of Delaware (the "Merger"). Effective upon the Merger, pursuant to Delaware General Corporation Law, Title 8, Section 253(b), Knogo's corporate name shall be changed to Sentry Technology Corporation (the "Name Change"). The surviving corporate entity, upon completion of the Merger and Name Change, shall hereinafter be referred to as the "Surviving Corporation".

     2.     Certificate of Incorporation and By-laws of Surviving Corporation.
            -----------------------------------------------------------------

     2.1 On the Effective Date, the Certificate of Incorporation of Knogo as in effect on the date hereof shall be amended and restated as provided in Exhibit A attached hereto, and once amended and restated, shall remain in effect as the Certificate of Incorporation of the Surviving Corporation following the Merger, until thereafter altered, amended or repealed as therein provided or as permitted by law.

     2.2 On the Effective Date, the By-laws of Knogo, as in effect on the date hereof, shall be amended and restated as provided in Exhibit B attached hereto, and once amended and restated, shall remain in effect as the By-laws of the Surviving Corporation following the Merger, until thereafter altered, amended or repealed as provided therein.

     3.     Manner of Conversion of  Sentry Shares into Surviving Corporation
            -----------------------------------------------------------------
Shares.
------

     3.1 On the Effective Date, all shares of common stock in Knogo and Sentry shall be deemed shares of the common stock of the Surviving Corporation.

     4.     Effect of Merger.
            ----------------

     4.1     Upon the Effective Date:

     4.1.1 Sentry and Knogo shall become a single entity which shall be the Surviving Corporation, and shall do business under the name of Sentry Technology Corporation, and the separate existence of Knogo and Sentry shall cease;

     4.1.2 All and singular, the rights, privileges, powers and franchises of Sentry and Knogo, and all property, real, personal and mixed, and all debts due to either of Sentry or Knogo on whatever account, as well as for all things in action or belonging to each of said entities shall be vested in the Surviving Corporation without further act or deed; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of Sentry and Knogo, respectively, and the title to any real estate vested by deed or otherwise in either of said entities shall not revert or be in any way impaired;

     4.1.3 All rights of creditors and all liens upon any property of any of Sentry or Knogo shall be preserved unimpaired, and all fees, debts, liabilities, taxes, obligations and duties of either of Sentry or Knogo shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities, taxes and duties had been incurred or contracted by it; and

     4.2 From and after the Effective Date, the officers and directors of the Surviving Corporation shall execute or cause to be executed such further assignments, assurances or other documents as the Surviving Corporation or its successors and assigns may reasonably determine to be necessary or desirable to confirm the transfer of title and ownership of Sentry's and Knogo's properties and rights to the Surviving Corporation or to otherwise carry out the purposes of this Plan.

5.     Directors and Officers of Surviving Corporation.
       -----------------------------------------------

     5.1 The Directors of Sentry on the Effective Date shall continue as the Directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified.

     5.2 The officers of Sentry on the Effective Date shall be and continue as the officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified.

     6.     Adoption of Plan of Merger.
            --------------------------

     6.1 This Plan of Merger shall be submitted for approval to the board of directors of Knogo and the board of directors of Sentry and shall be effective as of the Effective Date, subject to such approval and subsequent adoption by the stockholders of Knogo and the stockholders of Sentry and the filing of a certificate of merger as hereinafter provided. Upon such approval and adoption, a certificate of merger shall be prepared, executed and filed in the Office of the Secretary of State of Delaware in accordance with the applicable provisions of the Delaware General Corporation Law.

     6.2 The Merger provided for by this Agreement shall become effective on January 1, 2005 (the "Effective Date").


     7.     Binding Agreement.  This Plan of Merger may be terminated by the
            -----------------
board of directors of Knogo or the board of directors of Sentry at any time prior to the filing of the certificate of merger as set forth above. Upon the filing of the certificate of merger, this Plan of Merger shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.